EXHIBIT 10.34a

PERSONAL & CONFIDENTIAL
March 1, 1996

Mr Patrick Arlantico
242 Harwich
Kingston NY 12401

Dear Pat:

Congratulations on your appointment as Chief Operating Officer for Primergy, Inc.

This letter will acknowledge acceptance of your resignation from The WellCare Management Group, Inc. effective March 1, 1996, and will further acknowledge WellCare's release of its restrictive covenant under Section 6 of your employment contract to allow you the opportunity to continue your career with Primergy, Inc.

In accordance with the terms and conditions of your employment contract, please be advised of the following:

Pursuant to Section 2.b., you are eligible to receive an annual bonus for the period of January 1, 1995 through February 29, 1996. I am happy to report that I have recommended that a $50,000 bonus be provided to you to reflect the outstanding performance you provided to WellCare during this 14-month period. This amount also reflects all unused, accrued vacation time.

Pursuant to Section 7.c., you have provided WellCare with the required ninety (90) day written notice of your intent to terminate your employment.

Pursuant to Section 7.d., WellCare has continue to pay for your life, long-term disability, dental, and health insurance benefits during the ninety (90) day notice period.

In addition, please be informed of the following:

According to the Company's 1993 Incentive and Non-Incentive Stock
Option Plan, all corporate stock options expire upon termination of employment.

In addition to your annual bonus, you will receive a $5,000 bonus per the attached correspondence dated February 22, 1995.

Good luck with the new chapter in your career. Please don't hesitate to contact me if you have any questions on any of the above issues.

Sincerely,

/s/ Ed
Ed Ullmann
President/CEO

EU/nll
cc:  Personnel File